Exhibit 97.1 Adopted September 12, 2023, to be effective from and after October 2, 2023 Page 1 of 3 Supersedes prior policy adopted March 1, 2021 APA CORPORATION EXECUTIVE COMPENSATION CLAWBACK POLICY OUR POLICY The Company has adopted this Policy for the purpose of complying with the applicable recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act). This Policy applies to Incentive Compensation that is Received by a Covered Individual on or after October 2, 2023 (the Effective Date). Recoupment Trigger If the Company is required to prepare an Accounting Restatement, then the Company shall recover, reasonably promptly from each Covered Individual, any Erroneously Awarded Compensation that was Received by such Covered Individual during the Look-Back Period. Notwithstanding anything herein to the contrary, this Policy shall be deemed automatically and unilaterally amended to the minimum extent necessary to comply with the applicable listing standards to which the Company is listed. The Committee may at any time suspend, amend, or terminate this Policy to the minimum extent necessary to comply with applicable laws. The Committee has the sole discretion to interpret and enforce this Policy, which will be interpreted to be automatically amended to the minimum extent necessary to comply with the provisions of the Dodd-Frank Act’s clawback requirements. Enforcement and Impracticability The Committee shall recover any Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the listing standards of the national securities exchange on which the Company’s securities are listed. To the extent the Committee determines to enforce recoupment, (i) the Committee shall provide the Covered Individual written notice of its intent to recoup Incentive Compensation under this Policy, along with a reasonable timeline within which the Covered Individual must respond given all the applicable facts and circumstances, (ii) to the extent the Covered Individual does not intend to comply with such recoupment efforts, he or she must respond to the Committee in writing detailing the reasons why non-compliance is warranted and such response must be provided to the Committee within fifteen (15) business days from the Covered Individual receiving the Committee’s initial notice, and (iii) if the Committee disagrees with the Covered Individual’s assertions, then the Committee must respond to the Covered Individual in writing detailing such reasons within the fifteen (15) business days immediately following its receipt of the Covered Individual’s written response. Means of Recovery With respect to recovery of Erroneously Awarded Compensation and subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary, without limitation, between Covered Individuals or based on the nature of the applicable Incentive Compensation, and which may involve, without limitation, establishing a deferred repayment plan or set off against current or future compensation otherwise payable to the Covered Person. Recovery of Erroneously Awarded Compensation will be made without regard to income taxes paid by the Covered Individual or by the Company on the Covered Individual’s behalf in connection with such Erroneously Awarded Compensation; provided, however, the Covered Individual may be entitled to a deduction (pursuant to the “claim of right doctrine” or Section 1341 of the Internal Revenue Code of

Adopted September 12, 2023, to be effective from and after October 2, 2023 Page 2 of 3 Supersedes prior policy adopted March 1, 2021 1986, as amended) for the tax year within which Erroneously Awarded Compensation is repaid, and as a result, the timing of recovering the tax refund portion of Erroneously Awarded Compensation pursuant to the foregoing sentence shall (to the maximum extent practicable) be deferred to incorporate the timing of any such tax refund. Compensation Not Covered by this Policy This Policy does not apply to Incentive Compensation that was Received before the Effective Date and does not apply to Incentive Compensation that was Received by a Covered Individual before becoming a Covered Individual. No Indemnification or Company-Paid Insurances The Company will not indemnify or reimburse any Covered Individual against or for the loss of Erroneously Awarded Compensation and will not pay or reimburse any Covered Individual for the purchase of a third-party insurance policy to fund potential recovery obligations. Defined Terms Except as otherwise provided above, the following definitions apply to this Policy: Accounting Restatement means a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including (i) retrospective application of a change in accounting principle, (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) retrospective reclassification due to a discontinued operation, (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control, and (v) retrospective revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure. Company means APA Corporation, a Delaware corporation. Covered Individual means, whether former or current, the (i) named executive officers of the Company, (ii) each “executive officer” of the Company (as such term is defined under Section 16 of the Exchange Act), and (iii) any other officer of the Company or any of its subsidiaries that is designated by the Committee as being subject to this Policy prior to the Company’s discovery of the Accounting Restatement. Erroneously Awarded Compensation means the amount of Incentive Compensation that was Received that exceeds the amount of Incentive Compensation that otherwise would have been Received had the amount of Incentive Compensation been determined based on the restated Financial Reporting Measures, computed without regard to any taxes paid by the Covered Individual, reduced by the amount of such Incentive Compensation that is recovered by the Company from such Covered Individual pursuant to Section 304 of Sarbanes-Oxley Act of 2002, any other law, rule or regulation, or any other means. For Incentive Compensation based on total shareholder return or Company stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be

Adopted September 12, 2023, to be effective from and after October 2, 2023 Page 3 of 3 Supersedes prior policy adopted March 1, 2021 based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq if required. Financial Reporting Measures means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (ii) Company stock price, and (iii) Company total shareholder return. Incentive Compensation means the following compensation to the extent earned, paid, granted, or vested wholly (or in part) upon the attainment of any Financial Reporting Measure of the Company: a Covered Individual’s cash bonus awarded under the Company’s annual incentive plan and any equity- based awards granted pursuant to the Company’s long-term incentive plans (including cash or stock dividends paid on such equity-based awards). Look-Back Period means the three completed fiscal years immediately preceding the earlier of (i) the date the Company’s Board of Directors (the Board), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year end, the Look-Back Period will also include any transition period to the extent required by Nasdaq Rule 5608. Received means, with respect to Incentive Compensation of a Covered Individual, the fiscal year to which the Financial Reporting Measure is attained, irrespective of whether the Incentive Compensation is subject to additional time or non-financial performance vesting conditions.